IQST - IQSTEL Sets Stage for Explosive Growth: Signs MOU to Acquire Majority Stake in Fintech Leader GlobeTopper, Driving Fintech Expansion and Strengthening Revenue Outlook

New York, NY — March 21, 2025 — IQSTEL Inc. (OTCQX: IQST), the fast-growing multinational provider of Telecom, Fintech, Cybersecurity, and AI-driven services, is excited to announce the signing of a Memorandum of Understanding (MOU) to acquire a 51% equity interest in GlobeTopper, LLC (GT), a cutting-edge fintech company revolutionizing B2B Top-Up solutions.

This strategic acquisition marks another key milestone in IQSTEL’s aggressive growth trajectory, reinforcing its Fintech division while setting the stage for long-term, high-margin revenue growth.

A Brilliant Future Ahead: Accelerating Toward $1 Billion Milestone

Following its record-breaking $283 million revenue in FY-2024, iQSTEL has confidently forecasted $340 million in revenue for 2025, primarily driven by its robust Telecom Division. The acquisition of GlobeTopper is set to be a catalyst for exponential growth in the Fintech division, significantly boosting both revenue and EBITDA, and propelling iQSTEL closer to its ambitious goal of $1 billion in revenue by 2027.

GlobeTopper is already a profitable business, with preliminary FY-2024 financials showing $39.4 million in revenue and $190,000 in EBITDA. Under the MOU, iQSTEL will secure a 51% majority stake in GT, with an additional $1.2 million capital infusion planned over 24 months to fuel expansion.

Strategic Growth Plan for GT:

• FY-2025: $60 million revenue, $450,000 EBITDA

• FY-2026: $85 million revenue, $620,000 EBITDA

IQSTEL will partner closely with GT’s leadership, developing a targeted business plan aimed at scaling operations, penetrating new markets, and driving profitability. GT’s proven, scalable platform combined with IQSTEL’s financial strength and operational expertise sets a solid foundation for rapid and sustained growth.

Leveraging the Power of Cross-Selling: Fintech Meets Telecom

One of the greatest synergies of this acquisition lies in IQSTEL’s unique ability to integrate GT’s fintech services across its extensive global telecom customer base, spanning 21 countries and 4 continents. This allows IQSTEL to unlock new, high-margin revenue streams while delivering enhanced value to existing clients.

Additionally, GT maintains valuable commercial relationships with some of the largest companies in the retail arena. IQSTEL plans to leverage these relationships as a strategic entry point to offer its broader suite of services to leading retail corporations, creating further cross-selling opportunities and enhancing the company’s market reach.

This acquisition aligns perfectly with IQSTEL’s strategy of maximizing the potential of its telecom business platform, cross-selling complementary services, and continuously expanding its technology portfolio.

Strong Leadership & Continuity

Craig Span, Founder and CEO of GT, will continue to lead the company post-acquisition, ensuring stability and driving GT’s aggressive growth objectives hand-in-hand with iQSTEL’s strategic vision.

IQSTEL´s CEO Insight:

“This is a pivotal moment for IQSTEL,” said Leandro Iglesias, President and CEO of IQSTEL. “GlobeTopper’s fintech innovation and profitability, combined with our global reach and trusted telecom relationships, creates a powerful recipe for accelerated growth. We have a clear goal to achieve $1 billion in revenue by 2027, and this acquisition sets the stage to move our run rate halfway toward that objective.”

Mr. Iglesias added: “Our forecasted EBITDA for our operating subsidiaries stood at $3 million for FY-2025, but with the acquisition of GlobeTopper, we are raising the bar even higher, continuing to increase value for our shareholders.”

IQSTEL’s Investment Proposal:

Equity Acquisition:

IQSTEL will acquire a 51% equity interest in GT for a total consideration of $700,000.

Payment Structure:

• $200,000 in cash, distributed as follows:

- $100,000 on July 1, 2025, or upon execution.

- $50,000 on August 1, 2025.

- $50,000 on September 1, 2025.

• $500,000 in IQSTEL common shares, subject to a six-month holding period.

Additionally, IQSTEL will provide up to $1.2 million in structured growth capital over 24 months, disbursed in $50,000 monthly installments, contingent upon GT achieving agreed financial milestones.

About GlobeTopper (GT)

GlobeTopper (www.globetopper.com) is a leading fintech company specializing in advanced B2B Top-Up solutions, enabling seamless cross-border financial transactions. With a solid track record and a scalable, profitable business model, GT is poised for exponential growth under IQSTEL’s leadership. The details of this MOU will be disclosed in an upcoming Form 8-K filing.

About IQSTEL Inc.

IQSTEL Inc. (OTCQX: IQST) is a multinational technology company offering cutting-edge solutions in Telecom, Fintech, Blockchain, Artificial Intelligence (AI), and Cybersecurity. Operating in 21 countries, iQSTEL delivers high-value, high-margin services to its extensive global customer base. iQSTEL projects $340 million in revenue for FY-2025, building on its strong business platform.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. Words such as "anticipate," "believe," "estimate," "expect," "intend", "could" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully market our products and services; our continued ability to pay operating costs and ability to meet demand for our products and services; the amount and nature of competition from other telecom products and services; the effects of changes in the cybersecurity and telecom markets; our ability to successfully develop new products and services; our ability to complete complementary acquisitions and dispositions that benefit our company; our success establishing and maintaining collaborative, strategic alliance agreements with our industry partners; our ability to comply with applicable regulations; our ability to secure capital when needed; and the other risks and uncertainties described in our prior filings with the Securities and Exchange Commission.

These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

For more information, please visit www.iQSTEL.com.

Investor Relations Contact:

IQSTEL Inc.

300 Aragon Avenue, Suite 375, Coral Gables, FL 33134

Email: investors@iqstel.com